Exhibit 99.1
[ONEOK Logo]	News
November 1, 2005	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Lori Webster 918-588-7570

ONEOK Provides Notice of Remarketing to Holders and Beneficial Owners of Corporate Units and 4 Percent Senior Notes Due 2008

TULSA, Okla. -- Nov. 1, 2005 -- ONEOK, Inc. (NYSE: OKE) announced today that it is notifying holders of its 4 percent senior notes due Feb. 16, 2008, and holders of its corporate units (CUSIP No. 682680 20 2), of which the senior notes were originally issued as a component, of the proposed remarketing of the senior notes.

The remarketing agent, UBS Securities LLC, will attempt to reset the interest rate on, and use its reasonable efforts to remarket, the senior notes on Nov. 10, 2005, subject to the terms of a remarketing agreement and the conditions of its appointment as remarketing agent.

The reset rate will be the appropriate rate that the senior notes should bear so that the senior notes may be remarketed at a price of approximately 100.5 percent of the sum of the purchase price of a specified portfolio of U.S. Treasury securities, plus the purchase price for separate senior notes, if any, participating in the remarketing.

The actual reset rate will be determined on Nov. 10, 2005, and will be effective from Nov. 16, 2005, upon a successful remarketing. A holder must be a holder of record at the close of business on Nov. 9, 2005, to be eligible for excess proceeds, if any, over the purchase price of the treasury portfolio and separate senior notes, if any, after deducting a remarketing fee to the remarketing agent.

Each corporate unit currently consists of a senior note and an equity purchase contract, which obligates holders to purchase ONEOK common stock on Feb. 16, 2006.

If the senior notes are successfully remarketed, the proceeds of the remarketing effort will be used to purchase a portfolio of U.S. Treasury securities that will be pledged as collateral to secure the holders' obligations under the purchase contracts.

On Feb. 16, 2006, ONEOK will be paid the proceeds from the maturity of the treasury portfolio and will issue shares of common stock, the number of which will depend upon the average closing price of our common stock for the 20 trading days ending on the third trading day prior to Feb. 16, 2006.

At the conclusion of the remarketing, ONEOK will continue to have $402.5 million of senior notes due Feb. 16, 2008.

This notice does not constitute an offer to sell or the solicitation of an offer to buy any securities. The remarketing will only be made under terms of a prospectus supplement and accompanying prospectus, which, when finalized, may be obtained from the remarketing agent.

For additional information regarding the remarketing of the senior notes, contact: UBS Investment Bank, Attention: Liability Management, (203) 719-4210.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation's premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships.  ONEOK is a Fortune 500 company.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Acts of 1995. The forward-looking statements relate to: anticipated financial performance, including anticipated operating income from the businesses we acquired on July 1, 2005, from Koch Industries, Inc. and affiliates; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.